Exhibit (a)(1)(C)

ALTIGEN COMMUNICATIONS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON SEPTEMBER 1, 2009,
UNLESS THE OFFER IS EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this offer to exchange certain outstanding options for new options (the “Offer”), including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”); (2) the memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009; (3) this Election Form, together with its instructions; and (4) the Withdrawal Form, together with its instructions, before completing and signing this Election Form. The Offer is subject to the terms of these documents as they may be amended. The Offer provides Eligible Employees the opportunity to exchange Eligible Options for New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on September 1, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer documents, if you are not a Management Team Member and you elect to exchange your Eligible Options, your Eligible Options will be exchanged for New Options on a one-for-one basis, as described in Section 2 of the Offer to Exchange. Each New Option (other than New Options granted to the Management Team) will be scheduled to vest in equal monthly installments over three (3) years, with the first installment vesting on the date one (1) month following the New Option Grant Date. See Section 9 of the Offer to Exchange for further details.

If you are a Management Team Member and elect to exchange your Eligible Options, your Eligible Options will be exchanged for New Options. Your New Options will be split among two types of New Options – a Similar Value Option and a Make-Up Option, as described in Section 2 of the Offer to Exchange. Each Similar Value Option will retain the vesting schedule of the Exchanged Option it replaces and Make-Up Options will only vest if and when the closing price of our common stock equals or exceeds $2.50 per share (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces). See Section 9 of the Offer to Exchange for further details.

Vesting on any date is subject to your continued service to AltiGen through each relevant vesting date. You will lose your rights to all Exchanged Options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking one of the boxes below and completing and signing this Election Form. Please be sure to follow the instructions, which are attached. To participate in the Offer to exchange some or all of your Eligible Options, you must sign, date and deliver the completed Election Form via facsimile or hand delivery by 9:00 p.m., Pacific Time, on September 1, 2009 (unless we extend the Offer), to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

Only responses that are complete, signed and actually received by AltiGen’s HR Department via facsimile or hand delivery by the deadline will be accepted. Responses submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. Please check the appropriate box:

☐	Yes, I wish to participate in the Offer as to ALL of my Eligible Options.

All of my Eligible Options will be cancelled irrevocably on the Cancellation Date, currently expected to be September 1, 2009.

OR

☐	Yes, I wish to participate in the Offer as to my Eligible Options listed below (please list):

Option Grant Number	Grant Date

My Eligible Options that are specifically listed above will be cancelled irrevocably on the Cancellation Date, currently expected to be September 1, 2009.

I understand that this Election Form will replace any Election Form and Withdrawal Form I previously submitted.

In making this election, I agree that AltiGen may use, collect and transfer my personal data for the purpose of implementing, administering and managing my participation in the Offer. Such personal data may be transferred to AltiGen and to any third parties assisting AltiGen with the Offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new, properly completed and signed Election Form prior to the Expiration Date, which will be 9:00 p.m., Pacific Time, on September 1, 2009, unless AltiGen extends the Offer. The last valid Election Form and/or Withdrawal Form in place at the time of expiration of the Offer will control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Election Instructions attached hereto.

(Signature Page Follows)

(Signature of Optionee or Authorized Signatory)
(Optionee’s Name, please print in full)
Date: , 2009
Address:

E-mail address:

FAX OR HAND DELIVER THIS ENTIRE ELECTION FORM TO ALTIGEN’S HR DEPARTMENT,
ATTENTION: TAMIKA MASSEY-EVANS NO LATER THAN 9:00 P.M., PACIFIC TIME, ON
SEPTEMBER 1, 2009.

Fax to (408) 597-9021

or

Hand Deliver to AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134

DELIVERY OF YOUR ELECTION FORM OTHER THAN VIA FACSIMILE OR HAND
DELIVERY WILL NOT CONSTITUTE VALID DELIVERY.

(Signature Page to Election Form)

ALTIGEN COMMUNICATIONS, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Election Form.

A properly completed and signed Election Form must be received by facsimile or hand delivery, by the Expiration Date, currently expected to be 9:00 p.m., Pacific Time, on September 1, 2009. To submit your Election Form, you must do the following by the Expiration Date:

(1)	Properly complete and sign the attached Election Form.
(2)	Deliver the completed and signed Election Form via facsimile to:

HR Department
Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 94538
Fax: (408) 597-9021

The delivery of all required documents, including Election Forms, is at your risk. Delivery will be deemed made only when actually received by AltiGen’s HR Department. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received such a confirmation, it is your responsibility to ensure that your Election Form has been received by our HR Department by 9:00 p.m., Pacific Time, on September 1, 2009. Only responses that are properly completed and actually received by our HR Department by facsimile or hand delivery by the deadline will be accepted. Responses submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your Election Form is not by itself an acceptance of your Eligible Options for exchange. For purposes of the Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

AltiGen will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this Election Form, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your Election Form and does not mean that your Eligible Options have been cancelled. Your Eligible Options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the Offer (but following the expiration of the Offer), which cancellation is scheduled to be September 1, 2009.

2.	Withdrawal and Additional Tenders.

Tenders of Eligible Options made through the Offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on September 1, 2009. If AltiGen extends the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, although AltiGen currently intends to accept your validly tendered Eligible Options promptly after the expiration of the Offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 30, 2009, you may withdraw your tendered Eligible Options at any time thereafter.

To withdraw some or all of your tendered Eligible Options, you must deliver a properly completed and signed Withdrawal Form via facsimile or hand delivery while you still have the right to withdraw the tendered Eligible Options to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

You may not rescind any withdrawal and any Eligible Options withdrawn will not be deemed properly tendered for purposes of the Offer, unless you properly re-elect to exchange those Eligible Options before the Expiration Date.

To re-elect to exchange some or all of your withdrawn Eligible Options or to elect to exchange additional Eligible Options, you must submit a new Election Form via facsimile or hand delivery to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

Your new Election Form must be submitted by the Expiration Date in accordance with the procedures described in these instructions. Since any prior Election Form will be disregarded, your new Election Form must indicate all Eligible Options you wish to exchange, not just those you wish to add. Your new Election Form must include the required information regarding all of the Eligible Options you want to exchange and must be signed and clearly dated after the date of your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Forms and/or Withdrawal Forms will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form and/or Withdrawal Form we receive prior to the expiration date.

3.	Tenders.

If you intend to tender Eligible Options through the Offer, you must tender all of your shares subject to each Eligible Option, except as noted herein.

You may pick and choose which of your Eligible Options you wish to exchange. If you have exercised a portion of an Eligible Option, your election will apply to the portion that remains outstanding and unexercised. If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this Offer with respect to the entire remaining outstanding portion of the Eligible Option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the Eligible Option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you with respect to such an election.

4.	Signatures on this Election.

The Election Form must be signed by the holder of the Eligible Options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to AltiGen of the authority of that person to act in that capacity must be submitted with this election.

5.	Other Information on this Election Form.

In addition to signing the Election Form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this Election Form may be directed to Tamika Massey-Evans or Carolyn David by phone at (408) 597-9076 or (408) 597-9033, by e-mail at benefits@altigen.com, or by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134. Copies will be furnished promptly at AltiGen’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Election Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Election Forms or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The Election Form must be received on or before 9:00 p.m., Pacific Time, on September 1, 2009, via facsimile or hand delivery by:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009, before deciding to participate in the Offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.